                                                                    EXHIBIT 10.2




                       CANADIAN STOCK PURCHASE AGREEMENT
                       ---------------------------------

                           STOCK PURCHASE AGREEMENT

                                by and between

                        INTERLAKE PACKAGING CORPORATION

                                      and

                   THE INTERLAKE COMPANIES, INC. AS SELLERS

                                      and

                      SAMUEL MANU-TECH INC., AS PURCHASER

                                     dated

                              September 30, 1996


                                 ____________

                           STOCK PURCHASE AGREEMENT
                           ------------------------


          This STOCK PURCHASE AGREEMENT dated September 30, 1996 (as amended or modified from time to time in accordance with the terms hereof, this "Agreement) is by and between Interlake Packaging Corporation, a Delaware corporation (together with its successors and permitted assigns, "Packaging"), and The Interlake Companies, Inc., a Delaware corporation (together with its successors and permitted assigns, "Interlake Companies"; together with Packaging, "Sellers"), and Samuel Manu-Tech Inc., a corporation incorporated under the laws of the Province of Ontario (together with its successors and permitted assigns, "Purchaser").


                               R E C I T A L S:

          A. Sellers own all of the issued and outstanding shares of the capital stock of Acme Strapping Inc., a corporation incorporated under the federal laws of Canada (the "Company").

          B. The Company is in the businesses of manufacturing and supplying steel and plastic strapping and edgeboard, and the machinery and tools to apply such strapping, and of supplying product identification equipment, primarily to the newspaper, lumber, metal, brick, textile, corrugated box, graphics, can, bottle and distribution industries (collectively, the "Business").

          C. Packaging is in the businesses of (i) supplying plastic strapping, and the machinery and tools to apply such strapping, primarily to the newspaper, textile, corrugated box, graphics, can, bottle and distribution industries and
(ii) manufacturing and distributing wire stitching equipment, primarily to the graphic arts, fruit and produce growing and corrugated box manufacturing industries (collectively, "Packaging's U.S. Businesses").

          D. Interlake Companies owns directly or indirectly substantially all of the issued and outstanding capital stock of Precis (935) Limited, a company incorporated in England and Wales ("Precis").

          E. Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, all of the issued and outstanding capital stock of the Company on the terms and subject to the conditions hereinafter set forth.

          F. Concurrently with Purchaser's purchase of all of the issued and outstanding capital stock of the Company hereunder, Purchaser also desires to acquire (or to cause Samuel Tennessee and Samuel U.K., respectively, to acquire)
(i) from Packaging, Packaging's U.S. Businesses and substantially all of the assets of Packaging's U.S. Businesses and (ii) from Interlake Companies and the other shareholders of Precis, all of the issued and outstanding capital stock of Precis, pursuant to and in accordance with the terms and conditions of the U.S. Asset

                                      2.


Purchase Agreement (as hereinafter defined) and the U.K. Stock Purchase Agreement (as hereinafter defined), respectively.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     1.1 Previously Defined Terms. Each term defined in the first paragraph and Recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

     1.2 Definitions. In addition to the terms defined in the first paragraph and Recitals of this Agreement, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise.

          "Acme License Agreements" means (i) that certain License Agreement, dated as of July 1, 1985, between Interlake, Inc. and the Company, as heretofore amended, and (ii) that certain Services Agreement, dated January 1, 1964 between Acme Steel Company and the Company as heretofore amended.

          "Acquired Businesses" means the Business, Packaging's U.S. Businesses and the businesses of Precis and its subsidiaries, collectively.

          "Affiliate" means, with respect to any Person, a Person that, directly or indirectly is controlled by, controls, or is under common control with such Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of 50% or more of the voting securities or other voting interests of any Person, of (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Pre-Signing Escrow Agreement and the Post-Signing Escrow Agreement.

          "Balance Sheet" means the unaudited consolidated balance sheet dated June 30, 1996, of the Company and the Subsidiary, which constitutes a part of the Financial Statements.

          "Balance Sheet Liabilities" means those obligations and liabilities relating to the operation of the Business.

          "Business" has the meaning specified in the Recitals to this Agreement.

                                      3.


          "Business Day" means any day of the year on which banks are not required or authorized to be closed in Chicago, Illinois.

          "Cass Strapping" means Cass Strapping Corporation, a Michigan corporation.

          "Closing" - See Section 3.1.

          "Closing Date - See Section 3.1.

          "Competition Act (Canada)" means the Competition Act, R.S.C. 1985,
c. C-34, as amended, and the regulations promulgated thereunder.

          "Competition Act Opinion" means, as to any date, the unqualified legal opinion of Smith Lyons, or such other Canadian legal counsel reasonably acceptable to Sellers, to the effect that, were Sellers and Purchaser to have consummated the transactions contemplated by this Agreement as of such date, or at any time thereafter up to the date of such opinion, they would have been in compliance with the merger provisions of the Competition Act (Canada), including, without limitation, Section 123 regarding prenotification and expiration of the twenty-one day waiting period.

          "Consequential Damages" means any loss which is not the direct or proximate result of any events described in Section 12.1 or Section 12.3 of this Agreement.

          "Contingent Liabilities" means those obligations (except for the fulfilment of post-closing obligations under the Contracts) and liabilities relating to the operation of the Business prior to the Effective Date and not set forth on the Final Closing Balance Sheet (as defined in the U.S. Asset Purchase Agreement) or under unfulfilled purchase orders or a Plan including, without limitation, any such liability or obligation arising under any Environmental Law, severance arrangement or with respect to any Taxes of the Company or the Subsidiary.

          "Contracts" means all contracts, agreements, license agreements, purchase and sale orders, foreign exchange contracts, leases of machinery and equipment, and conditional sales contracts and title retention agreements relating to machinery and equipment, in each case, to which the Company or the Subsidiary is a party and all other commitments and binding arrangements of the Company or the Subsidiary, including, without limitation, the Contracts listed in Section 7.11 of the Disclosure Letter.

          "Date of the Notice of Claim" - See Section 12.7.

          "Disclosure Letter" means the letter dated as of the date of this Agreement and delivered by Sellers to Purchaser pursuant to Section 6.1(b) simultaneously with the execution and delivery of this Agreement.

          "Effective Date" means September 29, 1996 at 11:59 p.m. (Toronto time) or such other date and time agreed to in writing by Seller and Purchaser.

                                      4.


          "Environmental Laws" means any applicable foreign, federal, provincial or local law relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) the imminent and substantial endangerment of the environment or the protection of human health or safety.

          "Facilities" means the facilities of the Company located on or forming a part of the real property described in Section 7.12 of the Disclosure Letter.

          "Financial Statements" means the unaudited consolidated balance sheet and income statement for the Company and the Subsidiary at and for the year ended December 31, 1995, and for the six months ended June 30, 1996 a copy of each of which is set forth in Section 6.1(a) of the Disclosure Letter.

          "First Anniversary" means the one-year anniversary of the Effective Date.

          "GAAP" means United States generally accepted accounting principles.

          "Hazardous Substances" means any waste, contaminant, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, hazardous industrial substance or waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, to the extent regulated under or defined by any applicable Canadian Environmental Law.

          "Indemnitee" - See Section 12.4.

          "Indemnitor" - See Section 12.4.

          "Information" - See Section 13.1.

          "Interlake Companies" has the meaning specified in the introductory paragraph of this Agreement.

          "Interlake Corporation" means The Interlake Corporation, a Delaware corporation.

          "Lien" means a mortgage, pledge, security interest, encumbrance, lien or other charge, claim, right or adverse interest of another Person.

          "Material Adverse Effect" means, relating to any occurrence of whatever nature, any material adverse change in, or effect on:

     (a) the Business or the present or projected business, revenues, financial condition, operations or prospects of the Acquired Businesses, each taken as a whole; or

                                      5.


     (b) the ability of Sellers to timely and fully perform any of their material obligations hereunder or under the U.S. Asset Purchase Agreement or the U.K. Stock Purchase Agreement or any document to be delivered in connection herewith or therewith;

provided however, that Material Adverse Effect shall not include (i) any industry-wide changes in the industries in which the Company is operating, (ii) any changes in the general economic conditions in the United States, Canada or the United Kingdom, or (iii) any general changes in the securities market in the United States, Canada or the United Kingdom.

          "Multiemployer Plan" - See Section 7.16.

          "Notice of Claim" - See Section 12.4.

          "Packaging" has the meaning specified in the introductory paragraph of this Agreement.

          "Packaging's U.S. Businesses" has the meaning specified in the Recitals to this Agreement.

          "Payables" means all accounts payable, notes payable, contract payables and other payables which are obligations of the Company or the Subsidiary.

          "Permitted Exceptions" means, with respect to the real property described in Section 7.12 of the Disclosure Letter, any Liens or exceptions which, alone or in the aggregate, do not materially detract from, or materially interfere with, the ownership, occupancy or use of the properties subject thereto or affected thereby, or otherwise materially impair the operations conducted thereon or affect in any material respect the value of the properties subject thereto.

          "Person" means any natural person, company, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind.

          "Plans" - See Section 7.16.

          "Post-Signing Escrow Agreement" means that certain Escrow Agreement made and entered as of the Closing Date by and among Harris Trust & Savings Bank, as escrow agent, Purchase and Seller, as heretofore or hereafter amended.

          "Pre-Signing Escrow Agreement" means that certain Escrow Agreement made and entered into as of July 29, 1996 among Harris Trust & Savings Bank, as escrow agent, The Interlake Corporation and Purchaser, as heretofore or hereafter amended.

          "Purchase Price" - See Section 2.2.

          "Purchased Shares" means 4,000 common shares in the capital of the Company.

                                      6.


          "Purchaser Indemnified Persons" - See Section 12.1.

          "Receivables" means all accounts receivable, notes receivable, contract receivables and other receivables owned by the Company or the Subsidiary.

          "Retained Assets" means all of the Company's rights, title and interest in and to the following:

          (a) all of the assets, properties, rights and business of the Company relating to its material handling business, which is known as "Redirack"; and

          (b) all other assets, properties, rights and interests of Sellers described in Section 1.2 of the Disclosure Letter as Retained Assets.

          "Retained Liabilities" means all of the Company's liabilities or obligations relating to the said Redirack business except any obligations or liabilities of the Plans with respect to former employees of the Redirack business and except any liabilities or obligations for federal, provincial or local taxes to the extent accrued on the Final Closing Balance Sheet (as defined in the U.S. Asset Purchase Agreement).

          "Returns" means all Tax returns and forms required to be filed or furnished with respect to the Business.

          "Samuel Tennessee" means Samuel Strapping Systems (Tennessee), Inc., a Delaware corporation.

          "Samuel U.K." means Samuel Strapping Systems (U.K.) Ltd., a company organized under the laws of England.

          "Seller Indemnified Persons" - See Section 12.3.

          "Senior Credit Agreement" means the Amended and Restated Credit Agreement, dated as of September 27, 1989 and Amended and Restated as of May 28, 1992, among The Interlake Corporation, certain of its subsidiaries, The Interlake Corporation Employee StockOwnership Trust, acting by and through The LaSalle National Bank, as Trustee, various banks party thereto, Chemical Bank, as Administrative Agent, and The First National Bank of Chicago, as Co-Agent, as amended, modified or supplemented from time to time.

          "Subsidiary" means Seal-less Strapping Industries Limited, a company organized under the laws of Canada.

          "Subsidiary Stock" means 5 common shares in the capital of the Subsidiary.

          "Tangible Assets" means, as of the Effective Date, all tangible assets of the Business other than the Retained Assets including all prepaid assets.

                                      7.


          "Tangible Net Worth" means, as of the Effective Date, the value of the Tangible Assets of the Business, minus the Balance Sheet Liabilities, in each case as determined in accordance with Section 2.3 as of the Effective Date.

          "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property, excise or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other authority with respect thereto.

          "Third Anniversary" means the three-year anniversary of the Effective Date.

          "Third Party Debt" - See Section 2.2.

          "Transferred Intercompany Account" means any account on the books and records of the Company or the Subsidiary that evidences amounts either payable by the Company or the Subsidiary to, or receivable by the Company or the Subsidiary from, Packaging (but only to the extent relating to Packaging's U.S. Businesses) or Precis (or any direct or indirect subsidiary of Precis).

          "U.K. Stock Purchase Agreement" means the Stock Purchase Agreement dated as of the date hereof by and among Strapping U.K., Interlake Companies and the other shareholders of Precis, as amended or modified from time to time in accordance with the terms thereof.

          "U.S. Asset Purchase Agreement" means the Asset Purchase Agreement dated as of the date hereof by and between Samuel Tennessee and Packaging, as amended or modified from time to time in accordance with the terms thereof.

     1.3 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby", "hereunder" and similar terms shall refer to this entire Agreement and (d) unless otherwise specified herein, each reference to an "Article" or "Section" is to an Article or Section of this Agreement, and each reference to an "Exhibit" is to an Exhibit attached to and made a part of this Agreement.

     1.4 Exchange Rate. If any amounts calculated pursuant to, or referred to in, this agreement in Canadian dollars are required for the purposes of this agreement to be converted at any time into US dollars, a conversion rate equal to the mid-range spot rate as at the close of business on 27 September 1996, as set out in the Wall Street Journal shall be applied.

                                      8.

                                   ARTICLE 2

                       PURCHASE AND SALE, PURCHASE PRICE
                           AND OTHER RELATED MATTERS
                           -------------------------

     2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Sellers shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall acquire from Sellers, the Purchased Shares.

     2.2  Consideration.

          (a) The purchase price (the "Purchase Price") payable by Purchaser for the Purchased Shares shall be an amount equal to (i) THIRTY MILLION DOLLARS ($30,000,000), plus (ii) the amount of all cash and cash equivalents of the Company and the Subsidiary as of the Effective Date, plus (iii) the amount of any and all Receivables of the Company and the Subsidiary as of the Effective Date that are owed to the Company or the Subsidiary by either Seller or any Affiliates of either Seller (other than any such Receivables that constitute Transferred Intercompany Accounts), minus (iv) all indebtedness of the Company or the Subsidiary for money borrowed from third party nonaffiliated lenders ("Third Party Debt") which is outstanding as of the Effective Date, minus (v) the amount of any and all Payables of the Company and the Subsidiary as of the Effective Date that are owed by the Company or the Subsidiary to either Seller or any Affiliates of either Seller (other than any such Payables that constitute Transferred Intercompany Accounts). The Purchase Price may also be adjusted as provided for in Section 12.2(i). One day prior to the Closing Date, Sellers shall provide to Purchaser a certification as to the amounts of each of the items described in clauses (ii), (iii), (iv) and (v) of this Section 2.2(a).

          (b) At the Closing on the Closing Date, Purchaser shall pay the Purchase Price to Sellers, on a pro rata basis in accordance with the respective percentage of Purchased Shares owned by Sellers as set forth in Section 7.21 of the Disclosure Letter, less the sum of any amounts paid out to Sellers at or prior to the Closing from the Purchaser Fund pursuant to the Pre-Signing Escrow Agreement, by the wire transfer of immediately available federal funds to the respective accounts designated in writing by Sellers to Purchaser prior to the Closing Date.

     2.3 Sales and Transfer Taxes. The Sellers shall pay one-half and the Purchaser shall pay one-half of the cost of any and all stamp, transfer, goods and services, sales, purchase, use, filing, value added, excise and similar taxes and fees which arise out of the transactions contemplated by this Agreement, the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement including, without limitation, any stamp or transfer tax or filing fee relating to the transfer of shares of capital stock, whether now in effect or hereafter adopted and regardless of upon whom said tax or fee is imposed, but excluding any tax on or measured by net or gross income or gain of either Seller.

                                      9.

                                   ARTICLE 3

                      CLOSING AND CLOSING DATE DELIVERIES
                      -----------------------------------

     3.1 Closing. The term "Closing" as used herein shall refer to the actual sale, assignment, conveyance, transfer and delivery of the Purchased Shares to Purchaser in consideration for the payment to Sellers of the Purchase Price. Subject to Section 11.1 hereof, the Closing shall take place at the offices of Smith Lyons, Suite 5800, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Z7, or at such other place in Canada as is mutually agreed in writing by Sellers and Purchaser, at 10:00 a.m. Toronto time on the later of (A) October 4, 1996, and (B) fifth Business Day occurring after the earliest date on which all of the conditions set forth in Articles 9 and 10 below have been or are capable of being satisfied or at such other time and/or date as is mutually agreed in writing by Seller and Purchaser (the "Closing Date").

     3.2 Closing Deliveries by Sellers. At the Closing on the Closing Date, Sellers shall deliver to Purchaser:

          (a) certificates representing all of the Purchased Shares and the Subsidiary Stock, with the certificates representing the Purchased Shares being either duly endorsed or accompanied by stock powers duly executed;

          (b) written resignations, effective on the Closing Date, of those directors of the Company and the Subsidiary that Purchaser shall have requested prior to the Closing together with written resignations of those officers of the Company and the Subsidiary who are not employees thereof;

          (c) releases in favour of the Company and the Subsidiary from those persons referred to in Section 3.2(b);

          (d) all corporate and other records of the Company and the Subsidiary held by Sellers, including but not limited to, minute books, stock books and registers, corporate seals, books of account, Contracts, financial records and personnel records;

          (e) Articles of Incorporation or Amalgamation of each of the Company and the Subsidiary, each certified as of the date not earlier than ten (10) days prior to the Closing Date by Industry Canada, Corporations Directorate;

          (f) certificates dated as of a date not earlier than ten (10) days prior to the Closing Date, of the appropriate governmental offices where the Company and the Subsidiary are organized and each of the jurisdictions in which the Company and the Subsidiary are qualified to transact business as a foreign entity as to the qualification of the Company and the Subsidiary, as the case may be, in such jurisdictions;

          (g) By-laws of each of the Company and the Subsidiary certified, as of the Closing Date, by its corporate secretary;

                                      10.

          (h) certified copies of (i) minutes or unanimous written consents of the Board of Directors of each Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) the consent of either the majority of the directors of the Company or the majority of the shareholders of the Company to the sale of the Purchased Shares pursuant to this Agreement;

          (i) a certificate, dated the Closing Date, executed by an appropriate officer of each Seller, as required by Section 9.2;

          (j) a certificate pursuant to section 116 of the Income Tax Act (Canada) with respect to the sale of the Purchased Shares;

          [(k)  Intentionally deleted;] and

          (l) such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 9.

     3.3 Closing Deliveries by Purchaser. At the Closing on the Closing Date, Purchaser shall deliver to Sellers:

          (a) the payment to be delivered by Purchaser pursuant to Section
2.2(b);

          (b) certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

          (c) the opinion of Smith Lyons, Canadian counsel for Purchaser, dated the Closing Date, covering the matters set forth in the form attached hereto as
Exhibit 3.3(c);

          (d) the certificate, dated the Closing Date, executed by the appropriate officer of Purchaser, as required by Section 10.2;

          (e) releases of the officers and directors referred to in Section 3.2(b), in form reasonably satisfactory to the Sellers; and

          (f) such other documents as Sellers may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 10.

     3.4 Cooperation. Sellers and Purchaser shall, on request on and after the Closing Date, cooperate with one another by furnishing any and all additional information, executing and delivering any and all additional documents and/or instruments and doing any and all such other things as may be reasonably requested by the other party to consummate or otherwise implement the transactions contemplated by this Agreement.

                                      11.

                                   ARTICLE 4

                              PRE-CLOSING FILINGS
                              -------------------

     4.1 Government Filings. Sellers and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Canadian agency or any province or local governmental body or agency, all notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby, including, without limitation, any and all filings or notices required under the Competition Act (Canada) and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.


                                   ARTICLE 5

                             PRE-CLOSING COVENANTS
                             ---------------------

     5.1 Conduct of Business Prior to Closing. (a) During the period from the date hereof to the Closing Date, Sellers shall cause the Company to:

          (i) use its reasonable efforts to preserve substantially intact the business organization of the Business, to keep available the services of the present employees of the Business and to preserve the current relationships of the Company with the customers, suppliers and other Persons having a material business relationship with the Business; and

          (ii) operate the Business in the ordinary course consistent with prior practice, except as set forth in Section 5.1(a) of the Disclosure Letter or as otherwise contemplated by this Agreement.

          (b) Each Seller covenants and agrees with Purchaser that during the period from the date hereof to the Closing Date such Seller shall not, except with the prior written consent of Purchaser, cause or permit the Company to: (i) materially change its accounting methods, principles or practices; (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, profit sharing or other employee benefit plan or otherwise increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant employed by the Company, except in the ordinary course of business consistent with prior practice or in accordance with existing compensation policies or the provisions of existing contracts entered into prior to the date of this Agreement; (iii) sell, transfer, mortgage or acquire any of the Company's assets other than in the ordinary course of business consistent with prior practice or as disclosed to Purchaser prior to the date hereof; (iv) merge or consolidate with any other Person; (v) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, other than those payable in cash or Retained Assets; (vi) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, other than for

                                      12.


cash or Retained Assets; (vii) issue, sell or otherwise dispose of any of its shares of capital stock or grant any options, warrants or other rights to acquire any of its shares of capital stock; or (viii) amend its charter documents in any material respect; provided, however, that, prior to the Closing, Sellers may cause the Company or the Subsidiary to pay to its employees any or all bonuses accrued on or prior to the Closing Date.

          (c) Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers intend to cause the Company, prior to or at the Closing, to cancel all intercompany service and supply arrangements (other than the Acme License Agreements, which such agreements will be assigned at the Closing under the U.S. Purchase Agreement by Packaging).

          (d) Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that, prior to the Closing, Sellers may cause the Company to dividend, distribute or otherwise convey the Retained Assets to Sellers or their designees, provided that the method of such conveyance has received the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

          (e) During the period from the Effective Date to the Closing Date, Sellers will not cause and will not permit the Company or the Subsidiary to dividend, distribute or otherwise convey any amount of cash or any other assets to, or incur any new obligation to Seller or any of Seller's Affiliates other than Precis or any of its direct or indirect subsidiaries or Packaging's U.S. Buinesses; provided, that nothing in this Section 5.1(e) shall be deemed to prohibit or prevent, during the period between the Effective Date and the Closing, the settlement of intercompany accounts as contemplated by Section 9.10 and 10.10.

     5.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, Sellers shall cause the Company, the Subsidiary and each of their respective officers, directors, employees, auditors and agents to: (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Business, the Company and the Subsidiary and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Business, the Company and the Subsidiary as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company or any of its Affiliates or subsidiaries.

                                   ARTICLE 6

                    FINANCIAL STATEMENTS; DISCLOSURE LETTER;
                          FINANCING COMMITMENT LETTER
                          ---------------------------

     6.1 Pre-Signing Deliveries by Sellers. Sellers have heretofore delivered to Purchaser:

                                      13.


          (a)  the Financial Statements; and

          (b) the Disclosure Letter, together with (or preceded by) a copy of each Contract listed in Section 7.11 thereof and containing all of the information required by the terms of this Agreement to be contained therein.

     6.2 Pre-Signing Deliveries by Purchaser. Purchaser has heretofore delivered to Sellers a true and complete copy of the written binding commitment of a reputable lending institution to provide the funds necessary for Purchaser, Samuel Tennessee and Samuel U.K. to purchase the Purchased Shares hereunder, Packaging's U.S. Business under the U.S. Asset Purchase Agreement and all of the outstanding shares of Precis under the U.K. Stock Purchase Agreement.


                                   ARTICLE 7

                   WARRANTIES AND REPRESENTATIONS OF SELLERS
                   -----------------------------------------

          Sellers, jointly and severally, warrant and represent to Purchaser (which warranties and representations shall, subject to Section 12.2(a), survive the Closing) as follows:

     7.1 Incorporation and Qualification of the Company, the Subsidiary and Sellers.

          (a) The Company is a corporation validly existing under the laws of Canada and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on the Business as it is currently conducted.

          (b) Except as set forth in Section 7.1 of the Disclosure Letter, the Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Subsidiary is a corporation validly existing under the laws of Canada and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as it is currently conducted.

          (d) The Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (e) Each Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as it is currently conducted.

                                      14.

     7.2 Authority. Each Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers, the performance by Sellers of their respective obligations hereunder and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and (assuming the due authorization, valid execution and delivery hereof by Purchaser) is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     7.3 No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 7.4 have been obtained and all filings and notifications listed in Section 7.4 of the Disclosure Letter have been made or given (except as may result from any facts or circumstances relating solely to Purchaser), the execution, delivery and performance of this Agreement by Sellers do not and will not: (a) except as set forth in Section 7.3 of the Disclosure Letter, or as would not have a Material Adverse Effect, conflict with or violate any provision of the organizational documents of the Company or either Seller;
(b) except as set forth in Section 7.3 of the Disclosure Letter or as would not have a Material Adverse Effect, result in any breach of, or constitute a default (or event with which the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets of the Company or the Purchased Shares pursuant to, any Contract or any instrument, license, agreement or commitment to which either Seller is a party or by which either Seller is bound; or (c) except as set forth in Section 7.3 of the Disclosure Letter or as would not have a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, the Subsidiary, the Purchased Shares, the Business or either Seller.

     7.4 Consents and Approvals. The execution and delivery by Sellers of this Agreement do not, and compliance by Sellers with the terms hereof and consummation by Sellers of the transactions contemplated hereby will not, require either Seller or the Company to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) as disclosed in Section 7.4 of the Disclosure Letter, (b) pursuant to the applicable requirements of the Competition Act (Canada), (c) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notices would not have a Material Adverse Effect and (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

     7.5 Brokers. Neither this Agreement nor the sale of the Purchased Shares nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing either Seller or any of their respective Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

                                      15.

     7.6 No Subsidiaries. Except for the Subsidiary Stock, the Company does not own any capital stock or other equity securities or any other direct or indirect equity interest in any Person.

     7.7  Intellectual Property.

          (a) To the knowledge of Sellers, except as set forth in Section 7.7 or 7.14 of the Disclosure Letter, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation in any material respect by the Company or the Subsidiary of any valid patent, trademark, trade name, service mark, copyright or trade secret which is owned by any other Person, and there is not now any existing or, to the knowledge of Sellers, any threatened claim asserted in writing against the Company or the Subsidiary of any infringement, misuse or misappropriation in any material respect by the Company or the Subsidiary of any patent, trademark, trade name, service mark, copyright or trade secret. All material patents, trademarks, service marks, tradenames, copyrights, and all applications and registrations thereof, used in connection with the operation of the Business are set forth in
Section 7.7 of the Disclosure Letter ("Proprietary Rights"). Except as set forth in Section 7.7 of the Disclosure Letter, Sellers and their Affiliates are the sole and exclusive owners of, or have the sole and exclusive right to use, the Proprietary Rights.

          (b) Except as described in Section 7.14 of the Disclosure Letter, there is no pending or threatened claim by the Company or the Subsidiary against any other Person for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company or the Subsidiary.

     7.8 Financial Statements. Each of the Financial Statements is consistent with the books and records of the Company and the Subsidiary and fairly presents the financial condition, assets and liabilities of the Business as of their respective dates and the results of operations for the periods related thereto in accordance with GAAP consistently applied among the periods which are the subject of the Financial Statements.

     7.9 Compliance with Laws. On the Closing Date, to the knowledge of Sellers, neither the Company nor the Subsidiary will be in violation of any law, rule or regulation, or any order, judgment or decree, in any case applicable to the Company or the Subsidiary or by which any of their respective properties are bound or affected, except (a) as set forth in Section 7.9 of the Disclosure Letter and (b) for violations the existence of which could not reasonably be expected to have a Material Adverse Effect; provided, however, that Purchaser acknowledges and agrees that Sellers' representations under this Section 7.9 are not made with respect to any Environmental Laws and that Sellers' representations and warranties with respect to Environmental Laws are made only in Section 7.18.

     7.10 Licenses and Permits. Except as set forth in Section 7.10 of the Disclosure Letter, to the knowledge of Sellers, each of the Company and the Subsidiary has, or has applied for, all material governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments necessary to carry on the Business as it is currently conducted, except for such governmental licenses, franchises, permits, approvals,

                                      16.

authorizations, exemptions, certificates, registrations and similar documents or instruments the absence of which would not have a Material Adverse Effect; provided, however, that Purchaser acknowledges and agrees that Sellers' representations under this Section 7.10 are not made with respect to any Environmental Laws and that Sellers' representations and warranties with respect to Environmental Laws are made only in Section 7.18.

     7.11 Material Contracts.

          (a) Section 7.11 of the Disclosure Letter lists or describes all currently existing Contracts which involve an executory obligation of more than $100,000 in any one calendar year, except Contracts which are terminable by the Company or the Subsidiary without penalty on no more than thirty (30) days' notice. Complete and correct copies of all Contracts listed in Section 7.11 of the Disclosure Letter have been delivered to or made available for inspection by Purchaser.

          (b) Neither the Company or the Subsidiary nor, to the knowledge of either Seller, any other Person, is in material breach of, or material default under, any Contract and no event or action has occurred, is pending or, to the knowledge of either Seller, is threatened, which after the giving of notice, or the lapse of time, or both, could reasonably be expected to constitute or result in a material breach by the Company or the Subsidiary or, to the knowledge of either Seller, any other Person, under any Contract.

     7.12 Real Properties. Section 7.12 of the Disclosure Letter sets forth a true and complete list and brief description of all real property owned, leased or used by the Company or the Subsidiary, as landlord, tenant or otherwise. The Company has good and marketable title to all real properties described in
Section 7.12 of the Disclosure Letter as being owned by it, except for Permitted Exceptions and except as disclosed in the Disclosure Letter.

     7.13 Tangible Personal Property. The Company has good title to all the material assets consisting of tangible personal property purported to be owned by it and valid and subsisting leases with respect to all of the material assets consisting of tangible personal property purported to be leased by the Company. All such owned tangible personal property is owned free and clear of all Liens, except: (a) as set forth in Section 7.13 of the Disclosure Letter; (b) liens for Taxes and assessments not yet payable; (c) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; and (d) imperfections of title and Liens the existence of which could not be reasonably expected to have a Material Adverse Effect.

     7.14 Litigation. Except as set forth in Section 7.14 of the Disclosure Letter, (a) there are no actions, claims, proceedings or governmental investigations pending or, to the knowledge of either Seller, threatened against the Company, the Subsidiary, the Business or any of the assets of the Company or the Subsidiary at law or in equity, before or by any federal, provincial or municipal court, agency or other governmental entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (b) neither the Business nor any of the assets of the Company or the Subsidiary is subject to any

                                      17.

order, judgment or decree of any court or governmental agency having or which could reasonably be expected to have a Material Adverse Effect.

     7.15 Labour Matters. Section 7.15 of the Disclosure Letter contains a list of the collective bargaining agreements to which the Company or the Subsidiary is a party. Except as disclosed in Section 7.15 of the Disclosure Letter, (a) there are no labour controversies pending or, to the knowledge of either Seller, threatened against the Company or the Subsidiary which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) there are no grievances outstanding, or unfair labour practice complaints pending before any applicable authorities, against the Company or the Subsidiary under any such agreement or contract which could reasonably be expected to have a Material Adverse Effect.

     7.16 Employee Benefit Matters. Section 7.16 of the Disclosure Letter lists all employee benefit plans contributed to or entered into by the Company or the Subsidiary, or to which the Company or the Subsidiary is or has been obligated to contribute, in either case within the last five (5) years (the "Plans"). Except as set forth in Section 7.16 of the Disclosure Letter, no Plan is a multiemployer plan established pursuant to a trust agreement or a collective bargaining agreement (a "Multiemployer Plan"). With respect to the Plans, Sellers further represent and warrant to Purchaser that, to the best of their knowledge and belief and except as set forth in Section 7.16 of the Disclosure Letter or to the extent that the failure of any of the representations set forth in this sentence could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

     (a) Each Plan has been duly registered where required, and is in good standing under, conforms in all material respects to, and its administration complies with, all applicable legislation, regulatory requirements, orders or governmental rules, including without limitation, the Pension Benefits Act (Ontario), the Income Tax Act (Canada) and, where required, Revenue Canada Customs, Excise and Taxation Information Circular 72-13R8 (collectively, "Applicable Legislation").

     (b) All of the Plans are in full force and effect as written, and the Company has performed all material obligations required to be performed by it under, and is not in material default under, or in material violation of any Plan. Without limiting the generality of the foregoing, all premiums, contributions and other payments required to be made by the Company and any other party under the terms of any Plan maintained by the Company with respect to the Business that is a pension plan as defined in Section 1 of the Pension Benefits Act (Ontario) (a "Pension Plan") have been made for all such Pension Plans, and no amounts are owed in respect of the period prior to the Effective Date. All amounts properly accrued to the date hereof as liabilities of the Company under or with respect to each Plan which have not been paid are set forth in Section 7.16 of the Disclosure Letter. The Pension Plans are funded on a proper actuarial basis (consistently applying the assumptions used in the actuarial reports of September 29, 1995) having regard to the benefits to be provided by such plans.

     (c) All premiums, contributions and other payments required to be made under all Applicable Legislation by the Company before the Closing Date with respect to the Pension Plans

                                      18.

will have been made before the Closing Date to each of the funds established for the Pension Plans in accordance with Applicable Legislation. From the date hereof to the Closing Date, the Company shall not improve or promise to improve any benefits provided or to be provided in accordance with the terms of the Plans as of the date hereof, unless required by law or collectively negotiated agreement.

          Sellers may, however, cause the Company to pay prior to Closing any bonuses to the extent accrued to such time.

     (d) None of the Pension Plans has been wound-up in whole or in part or has been subject to a revocation, an order or a declaration by the Pension Commission of Ontario or the Superintendent of Pensions pursuant to the provisions of the Pension Benefits Act (Ontario), or by other applicable pension authorities pursuant to Applicable Legislation. No proceedings by the Superintendent of Pensions to wind-up or revoke the registration status of any of the Pension Plans pursuant to the provisions of the Pension Benefits Act (Ontario) have been ordered, instituted or threatened by the Superintendent of Pensions or any other individual, and no similar proceedings have been ordered, instituted or threatened by any other applicable pension authority.

     (e) There are no material actions, suits or claims pending, other than routine claims for benefits, or, to the knowledge of the Company, threatened against the Company in respect of employees who are members of any of the Pension Plans, against any of the Pension Plans, or against the assets of any Pension Plan.

     (f) The Company does not maintain any Plan providing post-retirement benefits other than pension benefits provided under the Pension Plans registered in accordance with the Applicable Legislation. The financial obligation for post-retirement benefits has been determined in accordance with generally accepted actuarial practice and is reflected in the Financial Statements in accordance with GAAP. The Company is not currently liable for post-retirement benefits with respect to the Business under any Plan which has been wound up and is not now maintained by the Company.

     7.17 Taxes. Each of the Company and the Subsidiary has duly and timely filed with the appropriate Canadian or foreign federal, provincial, state, municipal and local authorities or Governmental Agencies all tax returns and reports required to be filed by it; all such returns and reports were complete and correct in all material respects; and, except to the extent reflected or reserved against in the Final Closing Balance Sheet (as defined in the U.S. Asset Purchase Agreement), each of the Company and the Subsidiary has paid all taxes, levies, duties, assessments, deficiencies and imposts of any nature or kind and any related penalties and interest (collectively, "Taxes") due to, or claimed to be due from it by, any taxing authority. The Financial Statements include adequate provision for all Taxes which relate to the business, operations, properties or assets of the Company or the Subsidiary through the periods indicated thereon which are not yet due and owing to the appropriate taxing authority. All Taxes that the Company or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no Tax-related liens on the assets of the Company or the Subsidiary. Neither

                                      19.

the Subsidiary nor the Company has executed or filed with any taxing authority any agreement extending the period for assessment or collection of Taxes. The Company is not a party to any pending action or proceeding, nor (to the best of the knowledge of Sellers or the Company) is any such action or proceeding threatened by any Governmental Agency, for the collection of Taxes. No claim for assessment or collection of Taxes has been asserted against the Company or the Subsidiary nor (to the knowledge of Sellers or the Company) is there any basis for any such claim. No issue has been raised by any taxing authority in respect of an audit or examination of any Tax return or report filed by the Company or the Subsidiary which has not been settled or resolved, and no examination or audit of any Tax return or report filed by the Company or the Subsidiary is currently in progress or, to the best of the knowledge of Sellers or the Company, threatened or contemplated by any Governmental Agency other than by the Province of Ontario. The Company or the Subsidiary is not a party to any agreement providing for the sharing or allocation of any Tax liability. Notwithstanding any other provision of this Section 7.17, Sellers shall not be deemed to be in breach of this Section 7.17 by virtue of any Taxes with respect to any period including or ending prior to the Effective Date which results from Purchaser causing the write-up of assets.

     7.18 Environmental Compliance.

     (a)  Compliance. To the knowledge of Sellers, except as set forth in
Section 7.18 of the Disclosure Letter (i) the Company and the Subsidiary are in compliance with all applicable Environmental Laws as presently in effect, (ii) the Company possesses all required permits, licenses, certifications and approvals under the Environmental Laws as presently in effect relating to the use, occupancy or operation of the Business, and (iii) the Company and the Subsidiary are in compliance with all requirements or conditions imposed under their permits, licenses, certifications and approvals, and have filed all required notices and applications.

     (b) No Hazardous Substance. Except as set forth in Section 7.18 of the Disclosure Letter, neither the Company nor the Subsidiary has ever generated, used, transported, treated, stored, disposed of or otherwise handled any Hazardous Substance at any site, location or facility in connection with the use, occupancy or operation of the Business, other than in compliance in all material respects with Environmental Laws in effect at the time in question. Except as set forth in Section 7.18 of the Disclosure Letter, neither the Company nor the Subsidiary has owned or operated any underground storage tanks ("USTs") in connection with the use or occupancy by the Company or the Subsidiary of its real property or the operation of its Business, other than in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Section 7.18 of the Disclosure Letter, to the knowledge of Seller, there has been no release, spill or discharge of any Hazardous Substance in connection with the use or occupancy of its real property or the operation of its Business in material violation of or requiring reporting, removal or remediation under any Environmental Laws in effect at the time in question which has not been reported, removed or remediated, as the case may be.

     (c) No Actions or Proceedings. Except as set forth in Section 7.18 of the Disclosure Letter, neither the Company nor the Subsidiary is subject to, nor, to Sellers' knowledge, is the subject of, any threatened private, administrative or judicial inquiry, investigation, order or action

                                      20.

resulting from or relating to violations of or obligations under Environmental Laws, including without limitation liabilities relating to the generation, transportation, treatment, storage, disposal or other handling of Hazardous Substance in connection with the use or occupancy of its real property or the operation of its Business.

     (d) Other Conditions. Except as set forth in Section 7.18 of the Disclosure Letter, to the knowledge of the Sellers, no facts, events or conditions exist which could reasonably be expected to interfere with or prevent continued compliance with applicable Environmental Laws, as in effect on the date hereof, or result in any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, relating to the release, discharge, generation, use, transportation, treatment, storage, disposal or other handling of Hazardous Substance in connection with the use, occupancy or operation of the real estate or the Business.

     7.19 Inventory. All of the inventories which are reflected in the balance sheet dated June 30, 1996, constituting a part of the Financial Statements were purchased or acquired in the ordinary and regular course of the conduct of the Business and in a manner consistent with the regular inventory practices relating to the Business, and have been or will be used or sold in the ordinary and regular course of the Business and in a manner consistent with the Company's or the Subsidiary's regular inventory practices; all of the inventories which are reflected in the balance sheets constituting a part of the Financial Statement were priced at the lower of cost (on the first-in-first-out basis), or market, and were (as to classes of items inventories and methods of accounting and pricing) determined in a manner consistent with prior years; and all inventories which have been purchased or acquired by the Company or the Subsidiary for the Business since June 30, 1996 were purchased or acquired in the ordinary and regular course of the Business and in a manner consistent with the Company's or the Subsidiary's regular inventory practices and have been or will be used or sold in the ordinary and regular course of the Company's or Subsidiary's business and in a manner consistent with the Company's or the Subsidiary's regular inventory practices.

     7.20 Receivables. All of the Receivables which are reflected in the balance sheets constituting a part of the Financial Statements represent, and all of the Receivables as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, all of the Receivables set forth on the Seller Closing Balance Sheet delivered under the U.S. Asset Purchase Agreement will be current and enforceable (but no representation is hereby made as to their collectibility). There will be as of the Closing Date no contest, claim or asserted right of set-off in any agreement relating to the amount or validity of any Receivable set forth on the Seller Closing Balance Sheet delivered under the U.S. Asset Purchase Agreement except those arising in the ordinary course of business. The Seller has delivered or made available to Purchaser a complete and accurate list of all Receivables as of June 30, 1996, which list sets forth the aging of such Receivables.

     7.21 Capitalization.

                                      21.

          (a) The total number of shares of capital stock that the Company and the Subsidiary are authorized to issue, the number of such shares that are issued and outstanding and the respective holders of such shares are set forth in Section 7.21 of the Disclosure Letter. The Purchased Shares constitute the only shares of capital stock of the Company which are issued and outstanding; and the Subsidiary Stock constitutes the only shares of capital stock of the Subsidiary which are issued and outstanding.

          (b) The Purchased Shares and the Subsidiary Stock are validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and, except as disclosed in Section 7.21 of the Disclosure Letter, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to either the Purchased Shares or the Subsidiary Stock.

          (c) Except as disclosed in Section 7.21 of the Disclosure Letter, (i) Sellers own the Purchased Shares free and clear of all Liens, and (ii) the Company owns the Subsidiary Stock free and clear of all Liens.

          (d) Except as disclosed in Section 7.21 of the Disclosure Letter, there are no outstanding options, warrants, rights, privileges or other arrangements, preemptive, contractual or otherwise, to acquire any shares of capital stock or other securities of the Company or the Subsidiary.

     7.22 Undisclosed Liabilities. On June 30, 1996, neither the Company nor the Subsidiary had any material debts, liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, which were not fully disclosed, reflected or reserved against in the Balance Sheet, except as disclosed in the Disclosure Letter. Except for current liabilities or obligations which have been incurred since June 30, 1996 in the ordinary course of business and except as disclosed in the Disclosure Letter or as reflected on the Final Closing Balance Sheet (as defined in the U.S. Asset Purchase Agreement), since June 30, 1996, neither the Company nor the Subsidiary has incurred any material debt, liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP.

     7.23 Books and Records. The books and records maintained by the Company and the Subsidiary are fully and accurately maintained in all material respects. The minute books of the Company or the Subsidiary are complete and accurate in all material respects and reflect all material actions taken and resolutions passed by the directors and shareholders of the Company and the Subsidiary since their respective dates of incorporation, and all such meetings were duly called and held, and the share certificate books, register of shareholders, register of transfer and registers of directors are complete and accurate in all material respects.

     7.24 Full Disclosure. The materials delivered by or on behalf of Seller in connection with this Agreement, taken as a whole, fairly present the Business, the Purchased Assets and the Assumed Liabilities.

                                      22.

     7.25 DISCLAIMER OF WARRANTIES. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE ASSETS OF THE COMPANY OR THE SUBSIDIARY OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD BY PURCHASER THAT SUCH ASSETS ARE TO BE ACQUIRED BY IT BY VIRTUE OF PURCHASER'S ACQUISITION OF THE COMPANY HEREUNDER "AS IS" ON THE DATE HEREOF, AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

                                   ARTICLE 8

                  WARRANTIES AND REPRESENTATIONS OF PURCHASER

          Purchaser warrants and represents to Sellers (which warranties and representations shall survive the Closing) as follows:

     8.1  Incorporation and Qualification of Purchaser.

          (a) Purchaser is a corporation validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as currently conducted.

     8.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, valid execution and delivery hereof by Sellers) is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     8.3 No Conflict. Except as may result from any facts or circumstances relating solely to Sellers, the execution, delivery and performance of this Agreement by Purchaser do not and will not: (a) conflict with or violate any provision of the Articles of Amalgamation or by-laws of Purchaser; (b) except as would not have a material adverse effect on Purchaser or its ability to

                                      23.

consummate the transactions contemplated hereby, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, any instrument, license, agreement or commitment to which Purchaser is a party or by which any of its assets or properties are bound; or (c) except as would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to Purchaser or its assets or properties.

     8.4 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement do not, and compliance by Purchaser with the terms hereof and consummation by Purchaser of the transactions contemplated hereby will not, require Purchaser to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) pursuant to the applicable requirements of the Competition Act (Canada) , (b) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notice would not prevent Purchaser from performing any of its material obligations under this Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to Sellers.

     8.5 Litigation. There are no actions, claims, proceedings or governmental investigations pending against Purchaser or any of its assets or properties at law or in equity, before any federal, provincial or municipal court, agency or other governmental entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

     8.6 Brokers. Neither this Agreement nor the purchase of the Purchased Shares or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

     8.7 Financial Ability. At the Closing on the Closing Date, Purchaser will have the funds necessary to purchase the Purchased Shares and consummate the transactions contemplated hereby.

     8.8 Investment Purpose. Purchaser confirms that it is acquiring the Purchased Shares for investment for its own account and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting, participating in, or otherwise distributing the same.

     8.9 Investment Canada Act. Purchaser is not a non-Canadian for the purposes of the Investment Canada Act.

                                      24.

                                   ARTICLE 9

                 CONDITIONS TO CLOSING APPLICABLE TO PURCHASER

          The obligation of Purchaser to consummate the transactions herein contemplated is subject to the following conditions precedent:

     9.1 No Termination. Neither Purchaser nor either Seller shall have terminated this Agreement pursuant to Section 11.1.

     9.2 Bring-Down of Sellers' Warranties. The warranties and representations made by Sellers herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and each Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or any Vice President of each Seller to the foregoing effect.

     9.3 Pending Actions. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority (except pursuant to the Competition Act), shall be pending on the Closing Date which challenges, or is reasonably likely to result in a challenge to, this Agreement or any transactions contemplated hereby or any action is brought by any other person which is reasonably likely to prevent the consummation of the transactions contemplated hereby.

     9.4 Consents and Approvals. All consents, approvals or authorizations of any governmental authority required to consummate the transactions contemplated hereby (except as contemplated under Section 9.6) shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Sellers shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation (except pursuant to the Competition Act).

     9.5 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.2.

     9.6 Competition Act (Canada). Upon consummation of the transactions contemplated hereby, the Parties shall be in compliance with the merger provisions of the Competition Act (Canada) , including Section 123 regarding pre-notification and expiration of the twenty-one day waiting period, in respect of the transactions contemplated by this Agreement.

                                      25.

     9.7 Termination of Certain Liens. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, of the termination, cancellation and release of the Liens set forth in Section 7.13 of the Disclosure Letter, which are to be satisfied at or prior to Closing.

     9.8 U.S. and U.K. Transactions. The "Closing" contemplated under each of the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

     9.9 Consents under Senior Credit Agreement and Release of Liens. All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Sellers to consummate the transactions contemplated hereby shall have been delivered to Sellers and all Liens on the Purchased Shares and the assets of the Company and the Subsidiary under the Senior Credit Agreement and the other documents and instruments executed and delivered in connection therewith shall have been released and terminated.

     9.10 Certain Required Payments. (a) At or prior to Closing, Sellers shall have paid (or caused to be paid) to the Company any and all amounts then owed by either Seller or any Affiliate of the Sellers to the Company, and shall have caused to be paid by the Company to Sellers or any Affiliate any and all amounts then owed by the Company to such Seller or Affiliate, (in each case, other than any amounts represented by a Transferred Intercompany Account), but in each case only to the extent that such amount constituted an adjustment to the Purchase Price pursuant to Section 2.2; and

     (b) At or prior to Closing, the Sellers shall have caused the Company to pay an amount sufficient to retire the Third Party Debt and shall have provided evidence satisfactory to the Purchaser of such payments.

          Purchaser shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE 10

                  CONDITIONS TO CLOSING APPLICABLE TO SELLERS

          The obligation of Sellers to consummate the transactions herein contemplated is subject to the following conditions precedent:

     10.1 No Termination. Neither Purchaser nor either Seller shall have terminated this Agreement pursuant to Section 11.1.

     10.2 Bring-Down of Purchaser Warranties. All warranties and representations made by Purchaser herein to Sellers shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and

                                      26.

as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Sellers shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

     10.3 Pending Actions. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, shall be pending on the Closing Date which challenges or is reasonably likely to result in a challenge to this Agreement or any transaction contemplated hereby or any action is brought by any other Person which is reasonably likely to prevent the consummation of the transactions contemplated hereby.

     10.4 Consents and Approvals. All consents, approvals or authorizations of any governmental authority required to consummate the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Purchaser shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

     10.5 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of such documents as they may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.3.

     10.6 Competition Act (Canada). Upon the consummation of the transactions contemplated hereby, the Parties shall be in compliance with the merger provisions of the Competition Act (Canada), including Section 123 regarding prenotification and expiration of the twenty-one day waiting period, in respect of the transactions contemplated by this Agreement.

     10.7 Termination of Certain Liens. Sellers shall have received evidence, in form and substance reasonably satisfactory to them, of the termination, cancellation and release of the Liens set forth in Section 7.13 of the Disclosure Letter, which are to be satisfied at or prior to Closing.

     10.8 U.S. and U.K. Transactions. The "Closing" contemplated under each of the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

     10.9 Consents under Senior Credit Agreement and Release of Lien. All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Sellers to consummate the transactions contemplated hereby shall have been delivered to Sellers and all Liens on the Purchased Shares and the assets of the Company and the Subsidiary under the Senior Credit Agreement and the other documents and instruments executed and delivered in connection therewith shall have been released and terminated.

                                      27.

     10.10 Certain Required Payments. (a) At or prior to Closing, Sellers shall have paid (or caused to be paid) to the Company any and all amounts then owed by either Seller or any Affiliate of the Sellers to the Company (other than any amounts represented by a Transferred Intercompany Account), but only to the extent that such amounts constituted an adjustment to the Purchase Price pursuant to Section 2.2.; and

     (b) At or prior to Closing, Sellers shall have caused to be paid by the Company to Sellers or their Affiliates all amounts then owed by the Company to Sellers or their Affiliates (other than any amounts represented by a Transferred Intercompany Account), but only to the extent that such amounts constituted an adjustment to the Purchase Price pursuant to Section 2.2;

     (c) At or prior to Closing, the Sellers shall cause the Company to pay an amount sufficient to retire the Third Party Debt.

     10.11 Approval of Preferred Stockholders of The Interlake Corporation. The preferred stockholders of The Interlake Corporation shall have authorized Sellers' execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Sellers shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE 11

                                  TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

          (a) by mutual consent of Purchaser and Sellers;

          (b) by Purchaser or by either Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before November 30, 1996, or such later date as may have been agreed upon in writing by the parties hereto; provided, that the party seeking to terminate is not, in any material respect, in breach of or in default under this Agreement; or

          (c) by Purchaser or by either Seller if any representation or warranty made herein for the benefit of Purchaser or Sellers, respectively, or in any certificate, schedule or documents furnished to Purchaser or Sellers, respectively, pursuant to this Agreement is untrue in any material respect, or if either Seller or Purchaser, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement; or

          (d) by Sellers if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before October 10, 1996, and no Competition Act Opinion as of the

                                      28.

date of Seller's notice of termination shall have been delivered to Sellers by Purchaser within five business days after the date of Seller's notice of termination under this Section 11.(d).

          Any termination pursuant to this Article 11, other than pursuant to
Section 11.1(d), shall not limit or restrict the rights or other remedies of any party hereto. Upon termination of this Agreement pursuant to Section 11.1(d), neither Sellers nor Purchaser shall have any further rights hereunder.

                                  ARTICLE 12

                               INDEMNIFICATION

     12.1 Sellers' Indemnity. After the Closing Date, Sellers and Interlake Corporation, (collectively, the "Covenantors") agree, jointly and severally, to indemnify and hold Purchaser, its Affiliates (and, after the Closing, but only in connection with a Tax Claim (as defined below) the Company and the Subsidiary) and their officers and directors (collectively, the "Purchaser Indemnified Persons") harmless against any loss, damage or expense (including reasonable attorneys' fees) ("Loss") suffered as the result of (a) any breach by either Seller of this Agreement, (b) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by either Seller herein or in the Disclosure Letter (including, without limitation an inaccuracy in or breach of Section 7.17 hereof (a "Tax Claim")), (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by either Seller at the Closing in accordance with the provisions of this Agreement, (d) the assertion by a third party of any Contingent Liabilities or the compliance by Purchaser with any applicable law, rule or order resulting in any Contingent Liabilities and (e) any Retained Liabilities.

     12.2 Limitation. Purchaser's right to indemnification pursuant to Section
12.1 is subject to the following specific limitations:

          (a)  (i)   After the Third Anniversary, no Purchaser Indemnified
Person shall be entitled to assert any right of indemnification with respect to
Section 7.18 for any loss, damage or expense suffered by such Purchaser Indemnified Person, except that if, as of the Third Anniversary, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified Person shall have notified the Covenantors in writing on or prior to the Third Anniversary, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

               (ii) After the expiration of the statute of limitations imposed by any applicable law with respect to the underlying tax liability that forms vthe basis for any Purchaser Indemnified Person's claims, such Purchaser Indemnified Person shall not be entitled to assert any right of indemnification under Section 12.1 with respect to any loss, damage or expense suffered by such Purchaser Indemnified Person as the result of a breach by Sellers of their representations and warranties set forth in Section 7.17, except that if, as of the expiration of any such statute of limitation, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified Person shall have notified the Covenantors in writing on or prior to such expiration

                                      29.

date, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

               (iii) Except as set forth above, after the First Anniversary, no Purchaser Indemnified Person shall be entitled to assert any other right of indemnification under Section 12.1 (except with respect to the second sentence of Section 7.12 or the first sentence of Section 7.13) for any loss, damage or expense suffered by such Purchaser Indemnified Person, except that if, as of the First Anniversary, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified Person shall have notified the Covenantors in writing on or prior to the First Anniversary, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

               (iv) If a claim shall be made by any taxing authority, or if any Purchaser Indemnified Person shall become aware that any taxing authority is considering any issues which may give rise to such a claim, that in either event, if successful, would result in the indemnification of a Purchaser Indemnified Person under Section 12.1 (as limited by Section 12.2) for a Tax Claim or would result in a loss, damage or expense in the nature of a Tax Claim that would be counted towards the Threshold under Section 12.2(b), such Purchaser Indemnified Person shall notify the Covenantors in writing of such claim or other circumstances within ten days of receipt by any Purchaser Indemnified Person from the taxing authority of notice of such claim, or any such Purchaser Indemnified Person becoming aware of such other circumstances.

          (b) No Purchaser Indemnified Person shall be entitled to indemnification hereunder for any indemnification claim until the amount of the aggregate losses, damages and expenses required to be indemnified by the Covenantors pursuant to Section 12.1 (as limited by Section 12.2) together with the amount of the aggregate losses, damages and expenses required to be indemnified by the "Sellers" and/or "Covenantors" under Sections 12.1 of each of the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement, exceed $750,000 (said amount is hereinafter sometimes referred to as the "Threshold"), whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from the Covenantors only for the aggregate of indemnification claims in excess of the Threshold. For the purposes of Section 12.1 and this Section 12.2, in computing such individual or aggregate amounts of claims, and the amount set forth in (c) below, the amount of each claim shall be deemed to be an amount (i) net of any tax benefit realized by a Purchaser Indemnified Person or the Company by reason of deductibility of such liability or damage (determined by multiplying such deductible amount by the then applicable highest effective corporate income tax rate for the Purchaser Indemnified Person), and any deferred tax benefit attributable to such liability or damage (determined on the same basis but present-valued to the extent obtained through depreciation or amortization deductions), (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by a Purchaser Indemnified Person or the Company or from any third party with respect thereto, and (iii) without limiting the generality of the foregoing, in respect of any Tax Claim the net amount thereof after adjusting for any corresponding or related deductions, refunds, losses or other tax benefits of any nature whatsoever for any earlier or later taxation period, and to the extent any such benefits are deferred, they shall be present valued on the same basis as above.

                                      30.

          (c) The maximum liability of the Covenantors under this Agreement and the "Sellers" and/or "Covenantors" under the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement to the Purchaser Indemnified Persons for indemnification claims hereunder and thereunder shall be $25,000,000 in aggregate.

          (d) Prior to seeking indemnification under Section 12.1, a Purchaser Indemnified Person shall deliver appropriate claims to any relevant insurer or third party obligated to indemnify or reimburse such Purchaser Indemnified Person with respect to the loss, damage or expense giving rise to such claim. To the extent necessary, a Purchaser Indemnified Person shall permit the Covenantors to assert any such claims and shall cooperate, at the Covenantors' expense, with the Covenantors' prosecution of such claims. In the event that any Covenantor makes any payment to a Purchaser Indemnified Person for indemnification for which such Purchaser Indemnified Person could have collected on a claim against a third party, such Covenantor shall be entitled to pursue claims and conduct litigations on behalf of such Purchaser Indemnified Person and any of its successors, to pursue and collect on any indemnification or other remedy available to such Purchaser Indemnified Person with respect to such claim and generally to be subrogated to the rights of such Purchaser Indemnified Person with respect thereto.

          (e) As a condition to accepting the benefits of Section 12.1, each Purchaser Indemnified Person acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article 12. In furtherance of the foregoing, each Purchaser Indemnified Person waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Covenantors and each other Seller Indemnified Person arising under or based upon any foreign, federal, provincial, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law, Environmental Laws or otherwise).

          (f) Except as specifically set forth in this Agreement, no Seller is making any representation, warranty, covenant or agreement with respect to the matters contained herein including, without limitation, the assets, liabilities and operations of the Company and the Subsidiary. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Purchased Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) No Covenantor shall have any liability under any provision of this Agreement for any liabilities or damages to the extent that such liabilities or damages relate to actions taken or not taken by the Company, the Subsidiary, Purchaser or any other Purchaser Indemnified Person after the Closing Date. In no event shall any Covenantor be liable for Consequential Damages.

          (h) Each Purchaser Indemnified Person shall take all reasonable steps to mitigate all liabilities and damages for which a claim may be made against Covenantors pursuant

                                      31.

to Section 12.1 upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities or damages. Purchaser shall cause the Company to refrain from issuing credit notes against the Receivables unless Sellers have consented thereto.

          (i) If at any time or from time to time either any Covenantor makes any indemnification payment under Section 12.1 or Section 12.2, such payment shall be deemed for all purposes hereto to constitute a reimbursement of a portion of the Purchase Price equal to the amount so paid, and upon such reimbursement, the Purchase Price shall be deemed to have been reduced accordingly for all purposes hereof.

          (j) (A) Upon notice from Purchaser to the Covenantors that a Purchaser Indemnified Person is entitled to an indemnification payment for a Loss arising from a Tax Claim, the Covenantors shall thereupon jointly and severally, pay to the Purchaser Indemnified Person an amount that will indemnify and hold the Purchaser Indemnified Person harmless from such loss, or if the claim is being handled pursuant to sub-section (B) hereof, make such payment or provide the security referred to in sub-section (B)(cc) hereof.

               (B) The Covenantors shall have the right to control in all respects the contest of any Tax Claim or any claim or possible claim by any taxing authority that may give rise to any Tax Claim or any loss, damage or expense in the nature of a Tax Claim that would be counted towards the Threshold under Section 12.2(b) (collectively, a "claim"), whether in Covenantors' names or in the name of any relevant Purchaser Indemnified Person, including, without limitation, the right to negotiate with the relevant taxing authority with respect thereto and, subject to the balance of this Section 12.2(j), to settle any such claim, and each Purchaser Indemnified Person shall take all such action in connection with contesting such claim, including, without limitation, providing copies of any relevant documentation, as Sellers shall reasonably request in writing from time to time, but only if

                    (aa) within 30 days (or such earlier date that any payment of Taxes is due by the Purchaser Indemnified Person) after the notice described above has been given to Sellers by the Purchaser Indemnified Person, the Covenantors advise that they wish to exercise their rights under this Section 12.2(j)(B),

                    (bb) subject to the provisions of clause (dd) below on the sharing of fees and expenses, the Covenantors shall have agreed to pay to the Purchaser Indemnified Person, as provided in this Section 12.2(j), all costs and expenses that the Purchaser Indemnified Person may reasonably incur in connection with contesting such claim, including reasonable solicitors' and accountants' fees and disbursements,

                    (cc) if the Purchaser Indemnified Person is requested to pay the Tax claimed and sue for a refund, the Covenantors shall have either provided security to the relevant taxing authority in form satisfactory to such taxing authority for payment of such Tax, or paid the amount of such claimed Tax directly to such taxing authority on behalf of the Purchaser Indemnified Person (but only to the extent that the Covenantors would be required under Section
12.1 hereof (as limited by Section 12.2) to indemnify the Purchaser Indemnified Person in respect

                                      32.


of such Tax so claimed) in which event such payment shall be deemed to constitute the advance by the Covenantors to the Purchaser Indemnified Person, on an interest-free basis, of the amount of such claim and to the extent that the Covenantors are not so obligated to indemnify such Purchaser Indemnified Person with respect to such Tax so claimed, such Purchaser Indemnified Person shall promptly pay the Tax so claimed on its own, and any indemnity provided hereunder shall not extend to any additional interest, costs or penalties resulting from any failure by such Purchaser Indemnified Person to promptly pay such Tax so claimed,

                    (dd) The Covenantors shall have selected tax counsel reasonably satisfactory to the Purchaser Indemnified Person (provided it is hereby agreed that Blake, Cassels & Graydon and Smith Lyons should each be deemed to be satisfactory). In the case of any claim referred to in this Section
12.2 (j), the Purchaser Indemnified Person shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Subsection (a)(iv) above. The Covenantors shall keep Purchaser informed as to the progress of any contest pursuant to this Section 12.2, shall consult with Purchaser and Purchaser's counsel in good faith with respect to such contest and shall make available to Purchaser and Purchaser's counsel, a reasonable time prior to filing, any materials to be filed with respect to such contest. In the case of any claim the resolution of some portion of which is reasonably expected by Purchaser to have an adverse effect on the Purchaser Indemnified Person as to which there will be no indemnification by the Covenantors: (i) if the Covenantors wish to use accountants other than KPMG Peat Marwick or Price Waterhouse, or counsel other than Blake, Cassels & Graydon, or Smith Lyons, then Purchaser and the Covenantors shall have agreed upon the accountants and the legal counsel to represent them in contesting such claim; if Purchaser and the Covenantors cannot or do not so agree within 15 days from the date on which the need for such accountants and counsel first arises, then one of the national accounting firms shall serve as the accountants and a firm selected by both Smith Lyons and Blake, Cassels & Graydon shall serve as the legal counsel in such contest; and
(ii) the fees and expenses of any accountants and legal counsel shall be shared by the Covenantors and the Purchaser in proportion to the amount at stake for each. Notwithstanding anything to the contrary herein, neither party shall settle any claim without the prior written consent of the other party, provided that such consent is not unreasonably withheld or delayed, provided, however, that if the Purchaser shall refuse to consent to any settlement of a claim which the Covenantors wish to agree to, then without limiting the applicability of the $750,000 Threshold or maximum liability of the Covenantors as provided for in Sections 12.2(b) and (c) above, the liability of the Covenantors in connection with such claim shall be limited to no more than the amount for which the Covenantors would have settled, and

                    (ee) The Covenantors do not act unlawfully.

               (C) If, after actual payment by the Covenantors of an amount advanced pursuant to Subsection (j)(B)(cc) above, the extent of the liability of the Purchaser Indemnified Person with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with a taxing authority having jurisdiction thereof (the "Final Determination"), the Purchaser Indemnified Person shall promptly pay the Covenantors any refund received by or credited to the Purchaser Indemnified Person with respect to the

                                      33.


indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority) and to the extent that the amount so paid by Sellers exceeds the amount for which they are liable under Sections 12.1 and 12.2, the Purchaser Indemnified Person shall promptly repay such excess to the Covenantors. Notwithstanding the foregoing, the Purchaser Indemnified Person shall not be required to make any payment under this clause (C) before such time as the Covenantors shall have made all payments or indemnities then due with respect to Purchaser Indemnified Person pursuant to Section 12.2.

               (D) The Purchaser shall cause the Company to retain all books and records that may become relevant to any Tax Claim that may arise hereunder from time to time, until such time as the making of any such Tax Claim is precluded pursuant to Section 12.2(a)(ii).

          (k) Notwithstanding any provision hereof, after the Tangible Net Worth is finally calculated in accordance with Section 2.3 of the U.S. Asset Purchase Agreement, no Purchaser Indemnified Person shall have any right to indemnification for any Loss suffered as a result of any inaccuracy in or breach of the warranty contained in Section 7.8 or Section 7.22 (to the extent such Loss arises out of matters which were finally determined in accordance with
Section 2.3 of the U.S. Asset Purchase Agreement), Section 7.19 or Section 7.20

     12.3 Purchaser Indemnity. After the Closing Date, Purchaser agrees to indemnify and hold each Seller, its Affiliates and their officers and directors (collectively, the "Seller Indemnified Persons") harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered as the result of (a) any breach by Purchaser of this Agreement, (b) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Purchaser herein, (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by Purchaser at the Closing in accordance with the provisions of this Agreement and (d) except to the extent Sellers have indemnified Purchaser pursuant to this Section 12, the conduct of the Business or the ownership or use of its assets by the Company or the Subsidiary before or after the Closing, including without limitation under any Environmental Laws.

     12.4 Notice of Claims. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice of such claim or demand ("Notice of Claim") to the other party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 12.2(a), no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely effected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

                                      34.


     12.5 Indemnification Proceeding. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 12.4 is a claim or demand asserted by a third party, Indemnitor shall have fifteen (15) days after the Date of the Notice of Claim to notify Indemnitee in writing of its election to defend such third-party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third-party claim or demand, and so long as the Indemnitor is defending such third-party claim in good faith, Indemnitee shall not pay, settle or compromise such third-party claim or demand. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall have the right to participate in the defense of such third-party claim or demand, at Indemnitee's own expense. If Indemnitor does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third-party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third-party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third-party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article 12.

     12.6 Satisfaction of Claims.  Except for third-party claims (including
Tax Claims) being defended in good faith, and subject to the resolution of any disputes hereunder in accordance with Section 15.7, Indemnitor shall satisfy its obligations under this Article 12 within thirty (30) days after the Date of Notice of Claim.

     12.7 Date of Notice of Claim. The term "Date of the Notice of Claim" as used in this Article 12 shall mean the date the Notice of Claim is effective pursuant to Section 15.12.


                                  ARTICLE 13

                                CONFIDENTIALITY
                                ---------------

     13.1 Confidentiality. Purchaser agrees with respect to all technical, commercial and other information relating to the Company, the Subsidiary, any of their respective assets, the Facilities or the Business that is or has been furnished or disclosed to Purchaser on, or after or before the date hereof, including, but not limited to, information regarding the Company, the Subsidiary and the organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies of the Business (the "Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated, (a) such Information is confidential and/or proprietary to the Company and the Business and entitled to and shall receive treatment as such by Purchaser; (b) Purchaser will, and will require all of its employees, representatives, agents and advisors who have access to such Information to, hold in confidence and not disclose to any other Person nor use (except in respect

                                      35.


of the transactions contemplated by this Agreement or as required by law or in a court, administrative or regulatory proceeding) any such Information; provided, however, that Purchaser shall not have any restrictive obligation with respect to any Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, Purchaser, or (iii) becomes known to Purchaser from a source which has no confidentiality obligation with respect to such Information at the time of receipt of such Information; and (c) all such Information, unless otherwise specified in writing, shall remain the property of the Company or the Subsidiary, as the case may be, and, in the event this Agreement is terminated, shall be returned to the Company or the Subsidiary, as the case may be, together with any and all copies made thereof, upon request for such return by either Seller (except for documents submitted to a governmental agency with the consent of either Seller or upon subpoena and which cannot be retrieved with reasonable effort). Purchaser shall provide Information only to its employees, representatives, agents and advisors who have a need to know such Information in connection with the transactions contemplated by this Agreement.

     13.2 Remedy. Purchaser acknowledges that the remedy at law for any breach by Purchaser of its obligations under Section 13.1 is inadequate and that Sellers shall be entitled to equitable remedies, including an injunction, in the event of breach by Purchaser, in addition to any other available remedies at law or otherwise.


                                  ARTICLE 14

                         CERTAIN OTHER UNDERSTANDINGS
                         ----------------------------
     14.1 Records.

          (a) After the Closing, each party agrees to provide the other with access to all relevant documents and other information which may be needed by such party for purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours, upon reasonable prior notice and not otherwise subject to time limitations.

          (b) Purchaser agrees that it shall preserve and keep all books and records relating to the Business, including, without limitation, the Company's and the Subsidiary's assets, in Purchaser's possession until six months following the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Returns of the Company or the Subsidiary filed for each taxable period first ending after the Closing Date and each prior taxable period to which such books or records are relevant. After such time, before Purchaser shall dispose of any of such books and records, at least ninety
(90) calendar days' prior written notice to such effect shall be given by Purchaser to Sellers, and Sellers shall be given an opportunity, at their own cost and expense, to remove and retain all or any part of such books and records as Sellers may select. Duly authorized representatives of Sellers shall, upon reasonable notice, have

                                      36.


access to such books and records during normal business hours to examine, inspect, retrieve and copy such books and records.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Sellers prior to or after the Closing, upon reasonable notice, Purchaser shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Sellers reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser and the Company with respect to the Business; (ii) furnish to the officers, employees and authorized agents and representatives of Sellers such additional financial and other information regarding the Business as Sellers may from time to time reasonably request; and (iii) make available to Sellers, the employees of Purchaser and the Company whose assistance, testimony or presence is necessary to assist Sellers in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of the Company.

          (d) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business, including, without limitation, the Company's and the Subsidiary's assets, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to the party needing such information, at the cost and expense of the party being furnished such information; provided, that Purchaser will cause the Company to provide the Sellers with information relevant to tax filings for portions of 1996 prior to the Closing without charge.

     14.2 Further Actions.  Sellers agree that from and after the Closing
Date, if reasonably requested by Purchaser, they will execute and deliver such further instruments of conveyance and transfer and take such other reasonable action as may be necessary or desirable to convey and transfer more effectively to Purchaser the Purchased Shares.

     14.3 Change of Control. If (a) any Contract requires a consent to any change in control of the Company and such consent has not been obtained by the Closing Date or (b) a Contract relates solely to the Business but is in the name of a Seller or an Affiliate of a Seller other than the Company, then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by such Seller or such Affiliate to the Company of all rights, benefits, title and interest, liabilities and obligations under any such Contracts. Such Seller or Affiliate shall take all necessary steps and action to provide the Company with the benefits of such Contracts. Purchaser and the Company shall take all necessary steps to perform their obligations with respect thereto and shall indemnify such Seller or such Affiliate for any losses suffered by such Seller or such Affiliate relating to the Purchaser's or the Company's performance of such obligations.

     14.4 Taxes. Sellers shall be responsible for causing the Company to prepare and file all Tax returns and reports of the Company due on or prior to the Closing Date, which returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and reports and in a manner consistent with prior practice with respect to

                                      37.


the treatment of specific items on the returns or reports. Purchaser shall be, or shall cause the Company to be, responsible for preparing and filing all Tax returns and reports of the Company due after the Closing Date (after taking into account any applicable extensions of time to file), which returns and reports, to the extent they relate to periods or portions of periods ending or prior to the Closing Date, shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the return. Purchaser will cause the Company to make available to the Sellers for their review, at least 30 days prior to filing, any returns and reports pertaining to the tax year ending on the Closing Date or any portion thereof, and will respond to any reasonable requests of Seller with respect thereto.


                                  ARTICLE 15

                                 MISCELLANEOUS
                                 -------------

     15.1 Cost and Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own fees, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     15.2 Entire Agreement. The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement and together with this Agreement and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, the letter dated May 3, 1996 from Mr. Mark C. Samuel, President of Purchaser, to Mr. W. Robert Reum, Chairman, President and Chief Executive Officer of The Interlake Corporation, regarding the transaction contemplated hereby and the Mutual Confidentiality Agreement dated as of April 26, 1996 between the Interlake Corporation and Purchaser. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     15.3 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

     15.4 Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to a wholly-owned subsidiary of Purchaser, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by such subsidiary; provided further, however, that no such assignment and delegation shall release Purchaser from its obligations under

                                      38.


this Agreement, and further, Purchaser hereby guarantees to Sellers the performance by such subsidiary of its obligations under this Agreement and each other document or instrument to be entered into by such subsidiary in connection with the transactions contemplated hereby. In the event of any such assignment and delegation the term "Purchaser" as used in this Agreement shall be deemed to refer to such subsidiary of Purchaser where reference is made to actions to be taken with respect to the acquisition of the Purchased Shares, and shall be deemed to include both Purchaser and such subsidiary where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     15.5 Savings Clause. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     15.6 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     15.7 Arbitration.

          (a) Exclusive Procedure. Any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 15.7, and this is the sole and exclusive procedure for resolution of any such dispute. Each party waives its right to court proceedings, in consideration of the parties' agreement to negotiate and arbitrate.

          (b) Negotiation between Executives. The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Presidents of The Interlake Corporation and the Purchaser (as of the date hereof, W. Robert Reum and Mark C. Samuel, respectively), who may be accompanied by such other persons as they choose. Any party may give the other party written notice of any dispute not resolved in the normal course of business, and specifically require a response by referring to this section of this Agreement. Within 15 days after receipt of such notice, the receiving party will submit to the other a written response. The notice and the response will include a statement of each party's position and a summary of arguments supporting that position and the names and titles of the persons who will accompany the Chief Executive Officer. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honoured.

                                      39.


          (c) Arbitration under the CPR Rules. Any dispute arising out of or relating to this Agreement which has not been resolved within 60 days of the initial written notice of the dispute under subsection (b) above will be settled by arbitration. If, however, either party will not participate in the negotiations required above, then the other party may initiate arbitration before expiration of the period specified above. The following rules will apply to the arbitration:

               (i) the then current CPR Non-Administered Arbitration Rules (adopted by the CPR Institute for Dispute Resolution) will govern, and the United States Federal Arbitration Act, 9.U.S.C. (S) 1-16, will also govern to the extent consistent;

               (ii) there will be three independent and impartial arbitrators, of whom each party will appoint one and the third will be appointed by the other two;

               (iii)  the place of arbitration will be metropolitan Chicago;

               (iv) the arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any such damages;

               (v) as a primary goal of this section is to conclude disputes in a speedy manner at substantially less cost to the parties than litigation, the arbitrators are therefore to conduct the proceedings in a speedy and expeditious manner and to conclude and issue an award as soon as possible after appointment of the third arbitrator; and

               (vi) the arbitrators' decision will be final and binding and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.

          (d) Statute of Limitations. The statute of limitations of the State of Illinois applicable to the commencement of a lawsuit will apply to the commencement of an arbitration, except that no defenses will be available in arbitration based upon the passage of time during any negotiation called for by this Section.

          (e) Costs. Each party must bear its own costs of resolving any dispute under this Agreement and the parties each hereby severally agree to pay 50% of the costs of any arbitrators engaged.

          (f) Confidentiality. Any information or documents disclosed under this section (i) will be treated as settlement negotiations under any rules of evidence, (ii) must be kept confidential and (iii) may not be used except to attempt to settle the dispute.

                                      40.


          (g) Continued Performance. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

     15.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

     15.9 Public Announcements. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by any party without such party having consulted with and obtained the written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that no such consultation or consent is necessary if a press release or other public statement is required to be made by applicable law.

     15.10 U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

     15.11 Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other parties to enter into this Agreement and, subject to Section 12.2(a) shall survive the Closing.

     15.12  Notices.

          (a) All notices, requests, demand and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or certified mail, postage prepaid, or by facsimile transmission and properly addressed as follows:

          To Sellers or Interlake Companies or Interlake Corporation:

          c/o Interlake Packaging Corporation
          550 Warrenville Road
          Lisle, Illinois 60532-4387

          Fax:  (630) 719-7242

          Attention:  Stephen Gregory,
                      Vice President - Finance and
                      Chief Financial Officer

                      Stephen R. Smith,
                      Vice President, Secretary and
                      General Counsel

                                      41.


          To Purchaser:

          Samuel Manu-Tech Inc.
          191 The West Mall
          Suite 418
          Etobicoke, Ontario
          Canada M9C 5K8

          Fax:  (416) 626-5969

          Attention:  Mark C. Samuel, President
                      Wallace H. Rayner, Executive Vice-President and Chief Financial Officer

          with a copy to:

          Smith Lyons
          40 King Street West
          Suite 5800, Scotia Plaza
          Toronto, Ontario
          Canada M5H 3Z7

          Fax:   (416) 369-7250

          Attention:  D. William Mutch

          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 15.12 if delivered personally or by overnight courier, or by facsimile transmission, shall be effective upon delivery; and if delivered by mail, shall be effective three (3) Business Days after deposit in the United States mail, postage prepaid.

     15.13 Disclosures. All matters disclosed by Sellers in any Section of the Disclosure Letter shall be deemed a disclosure by Sellers for purposes of all relevant Sections of this Agreement.

     15.14 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                           [SIGNATURE PAGE FOLLOWS]

                                      42.


          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on September 30, 1996 in Toronto, Ontario. This Stock Purchase Agreement will become effective once it and the U.S. Asset Purchase Agreement and the U.K. Stock Purchase Agreement all have been executed and delivered.


                              INTERLAKE PACKAGING CORPORATION


                              By:/s/ Stephen R. Smith
                                 -----------------------------
                              Title: Vice President Secretary
                                     and General Counsel
                                    --------------------------


                              THE INTERLAKE COMPANIES, INC.


                              By:/s/ Stephen R. Smith
                                 -----------------------------
                              Title: Vice President, Secretary
                                     and General Counsel
                                    --------------------------


                              SAMUEL MANU-TECH INC.


                              By:/s/ Mark Samuel
                                 -----------------------------
                              Title: Director
                                    --------------------------

                              Agreed to and accepted as of September 30, 1996 as to Article 12 only.


                              THE INTERLAKE CORPORATION

                              By:/s/ Stephen Gregory
                                 -----------------------------
                              Title: Vice President-Finance
                                    --------------------------